Superior Drilling Products, Inc. Delivered 17% Revenue Growth and Generated $4.6 Million in Cash for 2018

●	Annual revenue of $18.2 million, up $2.7 million over prior year

●	Other Related Tool Revenue drove the growth as a result of a larger deployed tool fleet

●	Annual operating income improved to $300 thousand and net loss per diluted share was at break even

●	Cash generated from operations nearly doubled over 2017 to $4.6 million

●	Expects 24% revenue growth in 2019 at mid-point of revenue guidance

VERNAL, UT, March 7, 2019 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the fourth quarter and full-year ended December 31, 2018.

Troy Meier, Chairman and CEO, noted, “2018 was a year of many successes and significant progress for SDP. Of note, our Drill-N-Ream® (“DNR”), a strongly patented and unique well bore conditioning tool, continued to gain ground in both North America and the Middle East. We believe that our accomplishments strengthen the foundation from which we can drive further growth:

●	We expanded market channels in the Middle East by signing a market development agreement with Odfjell Drilling Ltd., which has begun to accelerate our market penetration in the region.

●	We established the capability to provide service and support within the Middle East through our services agreement with Smith International Gulf Services, LLC.

●	We increased the size of the tool fleet we have in the Middle East driven by expectations of strong demand.

●	We opened our new Abilene, Texas facility which improves the logistics for servicing the Permian and Eagle Ford basins, among others. It also provides the opportunity for enhancing our bit repair potential.

●	We made substantial progress in the development of our StriderTM technology, an extended reach tool. Upon commercialization of this tool, we will provide full service support from our Abilene, Texas facility.

●	And, since year end, we now have a stronger balance sheet with our debt restructured and greater financial flexibility with a revolving credit facility to support our growth working capital requirements.”

He added, “While the fourth quarter was soft, with respect to DNR tool sales, 2019 has started out strong in both the Middle East and North America. The DNR’s market acceptance in the Middle East is expanding quickly and we believe we are positioned to address a rapid increase in demand. We continue to engage in productive dialogue with our North American DNR distributor to pursue options and opportunities to increase domestic market penetration.”

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Superior Drilling Products, Inc. Delivered 17% Revenue Growth and Generated $4.6 Million in Cash for 2018
March 7, 2019

Fourth Quarter 2018 Review ($ in thousands, except per share amounts)

	Q4 2018	Q4 2017	$Y/Y Change	% Y/Y Change	Q3 2018	$ Seq. Change	% Seq. Change
Tool sales/rental	$426	$1,434	$(1,007)	(70.3)%	$1,655	$(1,229)	(74.2)%
Other Related Tool Revenue	1,754	1,240	513	41.3%	1,706	47	2.7%
Tool Revenue	2,180	2,674	(495)	(18.5)%	3,361	(1,182)	(35.2)%
Contract Services	1,301	1,056	245	23.2%	1,404	(103)	(7.3)%
Total Revenue	$3,481	$3,730	$(249)	(6.7)%	$4,765	$(1,285)	(27.0)%

When compared with the prior-year period, growth in Other Related Tool Revenue, which is comprised of royalties and fleet maintenance fees, was the result of a larger fleet of deployed DNR tools being actively used in drilling operations. This increase, combined with higher contract services revenue, mostly offset lower tool sales/rental revenue. While tool rentals increased from activity in the Middle East, total tool sales/rental revenue declined on lower DNR tool sales in the U.S. Additionally, the DNR is demonstrating a longer than previously expected tool life which has the effect of delaying new tool sales but adds additional refurbishments per tool. The Company also believes that the addition of the new service center in Texas created greater logistical efficiency for its distributor, temporarily reducing the need to add tools to the deployed fleet.

Fourth Quarter 2018 Operating Expenses

($ in thousands)

	Q4 2018	Q4 2017	$ Y/Y Change	% Y/Y Change	Q3 2018	$ Seq. Change	% Seq. Change
Cost of revenue	$1,670	$1,571	$99	6.3%	$1,666	$4	0.3%
As a percent of sales	48.0%	42.1%			35.0%
Selling, general & administrative	$2,116	$1,897	$219	11.5%	$1,867	$249	13.3%
As a percent of sales	60.8%	50.9%			39.2%
Depreciation & amortization	$940	$931	$9	0.9%	$942	(2)	(0.3)%
Total operating expenses	$4,726	$4,400	$326	7.4%	$4,475	$251	5.6%
Operating income (loss)	$(1,245)	$(670)	$(575)	NM	$290	$(1,535)	NM
As a % of sales	(35.8)%	(18.0)%			6.1%
Net income (loss)	$(1,357)	$(786)	$(571)	NM	$225	$(1,582)	NM
Diluted earnings (loss) per share	$(0.05)	$(0.03)	$(0.02)	NM	$0.01	$(0.06)	NM
Adjusted EBITDA(1)	$219	$791	$(572)	(72.3)%	$1,365	$(1,146)	(83.9)%

The cost of revenue increase represents the impact of lower volume and a larger cost base from the investment in the new Abilene, Texas service center. Cost of revenue included a $116 thousand impairment charge related to slow moving raw material inventory.

The $200 thousand increase in selling, general and administrative expense (SG&A) over the prior-year period reflects higher investments in research and development, international market expansion and higher payroll costs, mostly as a result of the reinstatement of executive salaries and director fees following the reduction that was instituted in October 2016.

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Superior Drilling Products, Inc. Delivered 17% Revenue Growth and Generated $4.6 Million in Cash for 2018
March 7, 2019

Net loss increased as a result of both lower revenue and the increase in costs related to investments in growth. Adjusted EBITDA(1), a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense and unusual items, declined for similar reasons.

The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. (1)See the attached tables for important disclosures regarding SDP’s use of Adjusted EBITDA, as well as a reconciliation of net loss to Adjusted EBITDA.

Full Year 2018 Review

($ in thousands, except per share amounts)

	2018	2017	$ Change	% Change
Tool sales/rental	$6,580	$6,691	$(111)	(1.7)%
Other Related Tool Revenue	6,562	3,906	2,656	68.0%
Tool Revenue	13,142	10,597	2,545	24.0%
Contract Services	5,104	4,999	105	2.1%
Total Revenue	$18,245	$15,596	$2,650	17.0%
Operating expenses	17,945	15,371	2,574	16.7%
Operating income	300	225	76	33.7%
Net loss	$(58)	$(279)	$220	NM
Diluted loss per share	$(0.00)	$(0.01)	$0.01	NM
Adjusted EBITDA(1)	$4,957	$4,972	$(15)	0%

Revenue for the full year 2018 increased 17%, or $2.7 million, over 2017, driven by strong growth in tool revenue as a result of increased market share, including initial entry into the Middle East market, combined with increases in royalty and repair revenue resulting from a significantly larger fleet of DNRs in operation in 2018, compared with 2017. Operating income improved to $300 thousand while operating margin improved 20 basis points despite a $2.6 million increase in operating expenses supporting the Middle East expansion, addition of the Texas service center and the development of the StriderTM oscillation system technology.

Net loss for the full year 2018 improved by $221 thousand to near breakeven with a loss of $58 thousand. Contributing to the improvement to the bottom line was an $86 thousand increase in interest income and a $132 thousand decline in interest expense on lower debt balances. On a per diluted share basis, net income was breakeven. Adjusted EBITDA(1) for 2018 was relatively unchanged at $5.0 million. Adjusted EBITDA margin was 27% in 2018, compared with 32% in 2017.

Balance Sheet and Liquidity

Cash and cash equivalents was $4.3 million at December 31, 2018, up from $2.4 million at the end of 2017. Cash generated from operations was $4.6 million, compared with $2.4 million in 2017.

Capital expenditures were $562 thousand in the fourth quarter as the Company grew its own fleet of tools for the Middle East market. For the full year, capital expenditures were $745 thousand.

Total debt at the end of the year was $10.9 million, down $1.9 million, or 15.1%, compared with $12.8 million at December 31, 2017.

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Superior Drilling Products, Inc. Delivered 17% Revenue Growth and Generated $4.6 Million in Cash for 2018
March 7, 2019

At December 31, 2018, SDP had working capital of approximately $1.7 million as a result of refinancing its $4.2 million real estate loan on its Vernal, Utah corporate headquarters and manufacturing campus and extending its maturity to February 15, 2021 at a rate of 7.25%.

On February 15, 2019, the Company secured a new $4.3 million credit facility which included a $0.8 million term loan and a $3.5 million revolver. The $0.8 million term loan is to support the expansion of the Middle East DNR rental tool fleet.

2019 Outlook and Guidance estimates:

Mr. Meier concluded, “We expect 2019 to be another year of robust growth. We expect further global market share gains with our unique well bore conditioning tool will drive that expansion. In fact, we anticipate revenue will be up almost 24% at the mid-point of our expected revenue range for the year. We are making sure we can serve the strong demand for our tool and that we are structured to provide the necessary service support to ensure its quality in the field. Our team is energized to excel in the oil & gas industry with this tool and our Strider Technology oscillation system.”

Revenue:	$21 million to $24 million
Gross margin:	58% to 61%
SG&A expenses:	$8.0 million to $9.0 million
D&A:	$4.0 million to $4.3 million
Interest Expense:	Approximately $780 thousand
Capital Expenditures:	Approximately $2.8 million

Webcast and Conference Call

The Company will host a conference call and live webcast today at 10:00 am MT (12:00 pm ET) to review the financial and operating results for the quarter and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available immediately prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events.

A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Thursday, March 14, 2019. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13686204, or access the webcast replay at www.sdpi.com, where a transcript will be posted once available.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented StriderTM oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

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Superior Drilling Products, Inc. Delivered 17% Revenue Growth and Generated $4.6 Million in Cash for 2018
March 7, 2019

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s financial position, market success with specialized tools, effectiveness of its sales efforts, success at developing future tools, and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, success at expansion in the Middle East, options available for market channels in North America, commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein.

For more information, contact investor relations:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Superior Drilling Products, Inc. Delivered 17% Revenue Growth and Generated $4.6 Million in Cash for 2018
March 7, 2019

Superior Drilling Products, Inc.

Consolidated Condensed Statements of Operations
for the Year Ended December 31, 2018 and 2017

(unaudited)

	For the Three Months		For the Year Ended
	Ended December 31,		Ended December 31,
	2018	2017	2018	2017

Revenue	$3,480,635	$3,730,010	$18,245,212	$15,595,659

Operating cost and expenses

Cost of revenue	1,669,955	1,571,367	7,077,344	5,960,223
Selling, general, and administrative expenses	2,115,951	1,897,092	7,107,432	5,734,315
Depreciation and amortization expense	940,048	931,368	3,760,231	3,676,598

Total operating costs and expenses	4,725,954	4,399,827	17,945,007	15,371,136

Operating income (loss)	(1,245,319)	(669,817)	300,205	224,523

Other income (expense)
Interest income	127,059	91,601	432,753	346,926
Interest expense	(220,988)	(207,351)	(773,680)	(905,990)
Other income	-	-	-	43,669
Gain (loss) on sale or disposition of assets	(14,013)	-	(14,013)	12,167
Total other expense	(107,942)	(115,750)	(354,940)	(503,228)

Income before income taxes	$(1,353,261)	$(785,567)	$(54,735)	$(278,705)

Income tax expense	(3,640)	-	(3,640)	-
Net loss	$(1,356,901)	$(785,567)	$(58,375)	$(278,705)

Basic income (loss) earnings per common share	$(0.05)	$(0.03)	$(0.00)	$(0.01)

Basic weighted average common shares outstanding	24,820,600	24,416,577	24,608,967	24,268,409

Diluted income (loss) per common Share	$(0.05)	$(0.03)	$(0.00)	$(0.01)

Diluted weighted average common shares outstanding	24,820,600	24,416,577	24,608,967	24,268,409

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Superior Drilling Products, Inc. Delivered 17% Revenue Growth and Generated $4.6 Million in Cash for 2018
March 7, 2019

Superior Drilling Products, Inc.

Consolidated Condensed Balance Sheets

(unaudited)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash	$4,264,767	$2,375,179
Accounts receivable, net	2,273,189	2,667,042
Prepaid expenses	133,607	111,530
Inventories	1,003,623	1,196,813

Total current assets	7,675,186	6,350,564

Property, plant and equipment, net	8,226,009	8,809,348
Intangible assets, net	3,686,111	6,132,778
Related party note receivable	7,367,212	7,367,212
Other noncurrent assets	51,887	15,954
Total assets	$27,006,405	$28,675,856

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$717,721	$1,021,469
Accrued expenses	631,860	543,758
Income tax payable	3,640	-
Current portion of long-term debt, net of discounts	4,578,759	6,101,678

Total current liabilities	$5,931,980	$7,666,905

Long-term debt, less current portion, net of discounts	6,296,994	6,706,375
Total liabilities	$12,228,974	$14,373,280

Stockholders’ equity
Common stock (25,018,098 and 24,535,334)	25,018	24,535
Additional paid-in-capital	39,440,611	38,907,864
Accumulated deficit	(24,688,198)	(24,629,823)
Total stockholders’ equity	$14,777,431	$14,302,576
Total liabilities and shareholders’ equity	$27,006,405	$28,675,856

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Superior Drilling Products, Inc. Delivered 17% Revenue Growth and Generated $4.6 Million in Cash for 2018
March 7, 2019

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows

For the Year Ended December 31, 2018 and 2017
(unaudited)

	December 31, 2018	December 31, 2017
Cash Flows From Operating Activities
Net Loss	$(58,375)	$(278,705)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	3,760,231	3,676,598
Amortization of debt discount	77,641	79,424
Share based compensation expense	518,956	612,851
Income tax expense	3,640	-
Impairment of inventories	116,396	-
Loss (gain) on sale of assets	14,013	(12,167)
Changes in operating assets and liabilities:
Accounts receivable	393,853	(1,628,378)
Inventories	77,760	(29,121)
Prepaid expenses and other current assets	(58,010)	(21,757)
Accounts payable and accrued expenses	(215,646)	13,990
Other long-term liabilities	-	(53,355)
Net Cash Provided By Operating Activities	$4,630,459	$2,359,380

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(745,204)	(936,118)
Proceeds from sale of fixed assets	-	2,483,921
Net Cash Provided By (Used In) Investing Activities	(745,204)	1,547,803

Cash Flows From Financing Activities
Principal payments on debt	(2,009,941)	(3,482,311)
Principal payments on capital lease obligations	-	(217,302)
Principal payments on related party debt	-	(74,293)
Proceeds from exercised stock options	14,274	-
Net Cash Used In Financing Activities	(1,995,667)	(3,773,906)

Net Increase in Cash	1,889,588	133,277
Cash at Beginning of Period	2,375,179	2,241,902
Cash at End of Period	$4,264,767	$2,375,179

Supplemental information:
Cash paid for interest	$577,814	$851,671
Non-cash payment of other long-term liability and interest by offsetting related party note receivable	$377,746	$1,267,711
Acquisition of equipment by issuance of note payable	$-	$16,557

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Superior Drilling Products, Inc. Delivered 17% Revenue Growth and Generated $4.6 Million in Cash for 2018
March 7, 2019

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation
(unaudited)

	Three Months Ended
	December 31, 2018	December 31, 2017	September 30, 2018

GAAP net income	$(1,356,901)	$(785,567)	$225,194
Add back:
Depreciation and amortization	940,048	931,368	942,473
Interest expense, net	93,929	115,750	65,087
Share-based compensation	146,745	114,467	131,867
Net non-Cash compensation	377,746	414,497	-
Loss on disposition of assets	14,013	-	-
Income tax expense (benefit)	3,640	-	-
Non-GAAP adjusted EBITDA(1)	$219,220	$790,515	$1,364,621

GAAP Revenue	$3,480,635	$3,730,010	$4,765,361
Non-GAAP Adjusted EBITDA Margin	6.3%	21.2%	28.6%

	Year Ended
	December 31, 2018	December 31, 2017

GAAP net income	$(58,375)	$(278,705)
Add back:
Depreciation and amortization	3,760,231	3,676,598
Share-based compensation	518,956	612,851
Net non-cash compensation	377,746	414,497
Interest expense, net	340,927	559,064
Provision for income tax expense	3,640	-
(Gain) loss on disposition of assets	14,013	(12,167)
Non-GAAP Adjusted EBITDA(1)	$4,957,138	$4,972,138

GAAP Revenue	$18,245,212	$15,595,659
Non-GAAP Adjusted EBITDA Margin	27.2%	31.9%

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

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Superior Drilling Products, Inc. Delivered 17% Revenue Growth and Generated $4.6 Million in Cash for 2018
March 7, 2019

Superior Drilling Products, Inc.

Adjusted Income from Operations(1) Reconciliation

(unaudited)

	Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017

Income (loss) from operations	$(1,245,319)	$290,281	$(669,817)
Add back:
Atypical bonus expense	716,786	-	587,500
Inventory impairment	116,396	-	-
Non-GAAP adjusted income from operations	$(412,137)	$290,281	$(82,317)

GAAP Revenue	$3,480,635	$4,765,361	$3,730,010
Adjusted Operating Margin	-11.8%	6.1%	-2.2%

	Year Ended
	31-Dec-18	31-Dec-17

Income (loss) from operations	$300,205	$224,523
Add back:
Atypical bonus expense	716,786	587,500
Inventory impairment	116,396	-
Non-GAAP adjusted income from operations	$1,133,387	$812,023

GAAP Revenue	$18,245,212	$15,595,659
Adjusted Operating Margin	6.2%	5.2%

(1) Adjusted income from operations is defined as income from operations as reported, adjusted for certain items and to apply a normalized tax rate. Adjusted income from operations is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measures as used by other companies. Nevertheless, the Company believes that providing non-GAAP information, such as adjusted income from operations, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year’s income from operations to the historical periods’ income from operations, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies.

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